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                   THE LATIN AMERICA DOLLAR INCOME FUND, INC.

                  Terms and Conditions of Dividend Reinvestment
                             and Cash Purchase Plan



                  1. You, State Street Bank and Trust Company, will act as Agent for me, and will open an account for me under the Dividend Reinvestment and Cash Purchase Plan (the "Plan") in the same name as my present shares are registered, and put into effect for me the dividend reinvestment option of the Plan as of the first record date for a dividend or capital gains distribution, and the cash purchase option of the Plan as of the next appropriate date as provided in paragraph 5 below, after you receive the Authorization duly executed by me. Registered shareholders, as well as brokers and nominees, are eligible to participate in the Plan.

                  2. Whenever The Latin America Dollar Income Fund, Inc. (the "Fund") declares an income dividend or a capital gains distribution payable in common stock or cash at the option of the shareholders, I hereby elect to take such dividend or distribution entirely in additional shares of common stock of the Fund to be issued by the Fund, and you shall automatically receive such shares, including fractions, for my account. If the market price per share of the Fund's common stock on the valuation date equals or exceeds the net asset value per share on the valuation date, the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the dividend or capital gains distribution payable on my shares by the greater of the following amounts per share of the Fund's common stock on the valuation date: (a) the net asset value, or (b) 95% of the market price. If the market price per share of the Fund's common stock on the valuation date is less than the net asset value per share on the valuation date, the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the dividend or capital gains distribution by the market price per share on the valuation date. The valuation date will be the payment date for the dividend or, if such date is not a New York Stock Exchange trading date, then the next preceding New York Stock Exchange trading date.

                  3. Should the Fund declare an income dividend or capital gains distribution payable only in cash, you shall apply the amount of such dividend or distribution on my shares (less my pro rata share of brokerage commissions incurred with respect to your open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of shares of the Fund's common stock for my account. Such purchases will be made on or shortly after the payment date for such dividend or distribution, and in no event more than 45 days after such date except where temporary curtailment or suspension
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of purchase is necessary to comply with applicable provisions of federal securities law.

                  4. For all purposes of the Plan: (a) the market price of the Fund's common stock on a particular date shall be the mean between the highest and lowest sales prices on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date provided, however, that if the valuation date precedes the "ex-dividend" date on such Exchange for a particular dividend and/or distribution, then the marked price on such valuation date shall be as determined above, less the per share amount of the dividend and/or distribution; (b) net asset value per share of the Fund's common stock on a particular date shall be as determined by or on behalf of the Fund; and (c) all dividends, distributions and other payments (whether made in cash or in shares) shall be made net of any applicable withholding tax.

                  5. I understand that, semi-annually, I have the option of sending additional funds, in any amount from $100 to $3,000, for the purchase on the open market of shares of the common stock of the Fund for my account. Voluntary payments will be invested on or shortly after the 15th of February and August, and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. Optional cash payments received from me on or prior to the fifth day preceding the 15th of February or August will be applied by you to the purchase of additional shares of common stock as of that investment date. Funds received after the fifth day preceding the 15th of February or August and prior to the 30th day preceding the next investment date will be returned to me. No interest will be paid on optional cash payments held until investment. Consequently, I am strongly urged to make my optional cash payments shortly before the 15th of February or August. However, I should allow sufficient time to ensure that my payment is received by you on or prior to the fifth day preceding the 15th of February or August. Optional cash payments should be in U.S. funds and be sent by first-class mail, postage prepaid, only to the following address:

                   Plan Agent
                  (The Latin America Dollar Income Fund, Inc.)
                  c/o State Street Bank and Trust Company
                  P.O. Box 8200
                  Boston, MA  02266-8200

          Deliveries to any other address do not constitute valid delivery. I may withdraw my entire voluntary cash payment by written notice received by you not less than 48 hours before such payment is to be invested.

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                  6. Investments of voluntary cash payments and other
open-market purchases provided for above may be made on any securities exchange where the Fund's common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the common stock of the Fund acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

                  7. You may hold my shares acquired pursuant to my Authorization, together with the shares of other shareholders of the Fund acquired pursuant to similar authorizations, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares.

                  8. You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. You will send to me a statement of account confirming the transaction and itemizing any previous reinvestment activity for the calendar year. A statement reflecting the amount of cash received by you will be issued on receipt of each cash deposit. These statements are the record of the cost of shares and should be retained for tax purposes. Certificates representing shares will not be issued to me under the Plan unless I so request in writing or unless my account is terminated. Although I may from time to time have an undivided fractional interest (computed to four decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

                  9. Any stock dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added


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to other shares held by me in calculating the number of rights to be issued to
me.

                  10. Your service fee for handling capital gains distributions or income dividends will be paid by the Fund. I will be charged a $1.00 service fee for each voluntary cash investment and a pro rata share of brokerage commissions on all open market purchases.

                  11. I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective as soon as practicable upon completion of the reinvestment of capital gains distributions or income dividends. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full shares for me under the Plan and cash adjustment for any fraction to be delivered to me without charge.

                  12. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a fee of 5% of the gross proceeds, to a maximum of $3.50, plus brokerage commissions for this transaction and any transfer taxes. In such case, certificates for withdrawn shares will not be issued to me, and you will, within ten (10) business days after receipt of such written notice, cause such shares to be sold at market rates for my account through an independent entity chosen by you. It should be noted, however, that the Fund's share price may fluctuate during the period between a request for sale, its receipt by you, and the ultimate sale in the open market within 10 business days. This risk should be evaluated by me when considering whether to request that you sell my shares. The risk of a price decline is borne solely by me. A check for the proceeds will not be mailed prior to receipt by you of proceeds of the sale; settlement occurs five (5) business days after the sale of shares. Information regarding the redemption of shares will be provided to the Internal Revenue Service (the "IRS").

                  13. The reinvestment of dividends and capital gains distribution does not relieve me of any income tax which may be payable on such dividends and distributions. You will report to me the taxable amount of dividends and distributions credited to my account. Foreign shareholders who elect to have their dividends and distributions reinvested and whose dividends and distributions are subject to United States income tax withholding will have their dividends and distributions reinvested net of withholding tax. U.S. shareholders who elect to have their dividends and distribution reinvested will have their dividends and distributions reinvested net of the 20% back-up withholding of tax imposed under the Section 3406(a)(i) of the Internal


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Revenue Code of 1986, as amended, if (i) such shareholder has failed to furnish to the Fund his taxpayer identification number (the "TIN"), which for an individual is his social security number; (ii) the IRS has notified the Fund that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies the Fund that the shareholder is subject to back-up withholding; or (iv) the shareholder has failed to certify, under penalties of perjury, that he is not subject to back-up withholding. Foreign non-corporate shareholders may also be subject to 20% back-up withholding of tax with respect to long-term capital gains distributions if they fail to make certain certifications. Shareholders have previously been requested by the Fund or their brokers to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

                  14. These terms and conditions may be amended or supplemented by you, as Agent, or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission, any securities exchange on which shares of the Fund are listed, or any other regulatory authority, only by mailing to me appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay such successor Agent, for my account, all dividends and distributions payable on common stock of the Fund held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions. Notwithstanding the above, if for any reason operation of the Plan in accordance with its terms should be come impracticable or unreasonable under the circumstances then prevailing, or in the judgment of the Fund's Board of Directors such operation would not be in the interests of the Fund's shareholders generally, then the Fund's Board of Directors shall have the authority to amend, effective immediately, the terms of the Plan to the extent that such amendment does not adversely affect my interests in any material respect. Appropriate written notice of such amendment shall be given within 30 days of its effective date.

                  15. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such


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error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

                  16. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

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